SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.   20549

                                    FORM 8-K

                                 CURRENT REPORT

    Pursuant to Section 13 OR 15 (d) of the Securities Exchange Act of 1934

        Date of Report (Date of Earliest Event Reported): April 18, 1995


                       ROANOKE ELECTRIC STEEL CORPORATION
             (Exact name of Registrant as specified in its charter)


            Virginia                   0-2389                 54-0585263
     (State or other jurisdiction    (Commission           (I.R.S. Employer
          of incorporation)          File Number)         Identification No.)

             102 Westside Blvd., N.W., Roanoke, Virginia        24017
              (Address of principal executive offices)        (Zip Code)

      Registrant's telephone number, including area code:  (703) 342-1831


                                      N/A
            (Former name, former address and former fiscal year, if
                           changed since last report)


Item 5.  Other Events.

     Roanoke Electric Steel Corporation (NASDAQ-NNM: RESC) today reported that at a regular meeting of the Board of Directors of the Corporation held April 18, 1995, the Board declared a 3-for-2 common stock split payable May 1, 1995, to shareholders of record May 1, 1995, with a distribution date of May 25, 1995. Each shareholder will receive one additional share of common stock for each two shares held on the record date, with cash being paid in lieu of issuing fractional shares. The stock split will result in the issuance of approximately 2,677,200 shares, resulting in approximately 8,031,600 shares outstanding after the split.
     In addition, the Directors approved a 12.5% increase in the cash dividend rate and declared the 146th consecutive quarterly cash dividend in the amount of 9 cents per share of common stock payable May 25, 1995 to shareholders of record May 1, 1995. The new quarterly dividend rate equates to an annual dividend rate of 36 cents per share, which is equivalent to 54 cents on the pre-split shares, or a 12.5% increase over the previous rate of 48 cents per share.

See press release attached hereto as Exhibit 99.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(c)  Exhibits.

          99   -   Press Release dated April 19, 1995

                             SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                         ROANOKE ELECTRIC STEEL CORPORATION


                         By              Thomas J. Crawford
                            Thomas J. Crawford, Assistant Vice President,
                                            Secretary


Date: May 2, 1995